UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 13, 2017

NEXPOINT CAPITAL, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	814-01074	38-3926499
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Crescent Court, Suite 700

Dallas, Texas 75201

(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code: (972) 628-4100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement

On June 13, 2017, NexPoint Capital (the “Company”), entered into a total return swap (“TRS”) with BNP Paribas (“BNP Paribas”) over one or more loans, with a maximum aggregate notional amount of the portfolio debt securities subject to the TRS of $40 million. The agreements between the Company and BNP Paribas, which collectively establish the TRS, are referred to herein as the “TRS Agreement.”

A TRS is a contract in which one party agrees to make payments to another party based on the increase, if any, in the market value of the asset(s) underlying the TRS, which may include a specified security, basket of securities or securities indices during a specified period, and the other party agrees to make payments to the first party based on the decrease, if any, in the market value of such underlying assets plus periodic payments based on a fixed or variable interest rate. A TRS effectively adds leverage to a portfolio by providing investment exposure to an underlying asset without owning or taking physical custody of the underlying asset. A TRS often offers lower financing costs than are offered through more traditional borrowing arrangements.

Each individual security subject to the TRS, and the portfolio of securities taken as a whole, must meet certain criteria described in the TRS Agreement, including a requirement that the securities underlying the TRS be rated by either Moody’s or S&P, and, if rated by Moody’s, have a rating of at least Caa3 and, if rated by S&P, have a rating of at least CCC-. Under the terms of the TRS, BNP Paribas determines whether there has been a failure to satisfy the portfolio criteria in the TRS but may, in its sole discretion, permit assets that do not meet the minimum portfolio criteria set forth in the TRS. If BNP Paribas determines that an asset has failed to meet the minimum portfolio criteria, BNP Paribas may exercise certain rights, including increasing the amount of collateral the Company is required to provide to it or terminating all or part of the TRS, subject to certain conditions. The Company receives from BNP Paribas interest and fees payable to holders of the securities included in the portfolio. The Company pays interest to BNP Paribas generally based on a percentage of the notional amount of the securities subject to the TRS. In addition, upon the termination or repayment of any security subject to the TRS, the Company will either receive from BNP Paribas the appreciation in the value of such security or pay to BNP Paribas any depreciation in the value of such security.

Under the terms of the TRS, the Company or BNP Paribas may be required to post additional collateral, on a dollar-for-dollar basis, in certain circumstances, including in the event of depreciation or appreciation in the value of the underlying loans. The limit on the additional collateral that the Company may be required to post pursuant to the TRS is equal to the difference between the full notional amount of the loans underlying the TRS and the amount of cash collateral already posted by the Company. The amount of collateral required to be posted is determined primarily on the basis of the aggregate value of the underlying securities.

The Company may terminate the TRS at any time more than one month prior to the TRS’s scheduled termination date upon providing no less than 30 days’ prior notice to BNP Paribas. Any termination prior to December 10, 2017 will result in payment of an early termination fee to BNP Paribas that is generally based on the net present value of the underutilization fee through the scheduled TRS termination date.

Included among the customary events of default and termination events in the TRS Agreement are: bankruptcy or insolvency of a party, failure to satisfy any obligations under the TRS (including payment of collateral), and misrepresentation. BNP Paribas also has the right to terminate the TRS in certain circumstances, including if the relevant loans fail to meet the agreed-upon criteria specified in the TRS Agreement or if certain credit events with respect to the “reference entity” specified with respect to a security occur, and the Company declines to provide additional collateral to BNP Paribas upon request.

Upon any termination of the TRS, the Company will be required to pay BNP Paribas the amount of any decline in the aggregate value of the securities subject to the TRS or, alternatively, will be entitled to receive the amount of any appreciation in the aggregate value of such securities. In the event that BNP Paribas chooses to exercise its termination rights, it is possible that the Company will owe more to BNP Paribas or, alternatively, will be entitled to receive less from BNP Paribas than the Company would have if it controlled the timing of such termination, due to the existence of adverse market conditions at the time of such termination.

For purposes of the asset coverage ratio test applicable to the Company as a BDC, the Company treats the outstanding notional amount of the TRS, less the initial amount of any cash collateral required to be posted by the Company under the TRS, as a senior security for the life of that instrument. The Company may, however, accord different treatment to the TRS in the future in accordance with any applicable new rules or interpretations adopted by the staff of the SEC.

Further, for purposes of Section 55(a) under the 1940 Act, the Company treats each security underlying the TRS as a qualifying asset if such security is a loan and the obligor on such loan is an eligible portfolio company, and as a non-qualifying asset if the obligor is not an eligible portfolio company. The Company may, however, accord different treatment to the TRS in the future in accordance with any applicable new rules or interpretations adopted by the staff of the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, NexPoint Capital, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXPOINT CAPITAL, INC.

Date: June 14, 2017	By:	/s/ Brian Mitts
Name: Brian Mitts
Title: Principal Financial Officer and Principal Accounting Officer